                                                              Page 1 of 10 pages

                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                              (Amendment No. 23)*



                           VULCAN MATERIALS COMPANY
                               (Name of Issuer)

                                 Common Stock
                        (Title of Class of Securities)


                                  929160-10-9
                                  -----------
                                (CUSIP Number)

                                Not Applicable
             _____________________________________________________
            (Date of Event Which Requires Filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this
 Schedule is filed:

    [X]  Rule 13d-1(b)
    [ ]  Rule 13d-1(c)
    [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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  CUSIP NO. 929160-10-9                                     Page 2 of 10 pages

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      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        AmSouth Bancorporation
        No. 63-0591257

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Delaware

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                  -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                              5,761,902
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                    -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                              5,904,521
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                              6,487,481
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                 6.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
             HC

------------------------------------------------------------------------------

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  CUSIP NO. 929160-10-9                                     Page 3 of 10 pages

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

        AmSouth Bank
        No. 63-0935103

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        Alabama

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF                  -0-

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                             5,761,902
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING                   -0-

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                             5,904,521
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                             6,487,481
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
                                 6.4%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
            BK

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                                                              Page 4 of 10 pages



                               AMENDMENT NO. 23
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK

             Report for the Calendar Year Ended December 31, 2001

 Item 1(a)  Name of Issuer:
 ---------

            Vulcan Materials Company


 Item 1(b)  Address of Issuer's Principal Executive Offices:
 ---------

            1200 Urban Center Drive
            Birmingham, Alabama  35242

 Item 2(a)  Name of Persons Filing:
 ---------

            AmSouth Bancorporation
            AmSouth Bank

 Item 2(b)  Address of Principal Business Office or, if none, Residence:
 ---------

            AmSouth Bancorporation
              AmSouth/Sonat Tower
              1900 Fifth Avenue North
              Birmingham, Alabama  35203

            AmSouth Bank
              AmSouth/Sonat Tower
              Birmingham, Alabama  35203


 Item 2(c)  Citizenship:
 ---------

            AmSouth Bancorporation is a Delaware corporation. AmSouth Bank is a bank organized under the laws of the State of Alabama.

                                                              Page 5 of 10 pages

 Item 2(d)  Title of Class of Securities:
 ---------

            Common Stock

 Item 2(e)  CUSIP Number:  929160-10-9
 ---------


 Item 3     If this Statement is filed pursuant to Rules 13d-1(b), or
 ------
            13d-2(b) or (c), check whether the person  filing is a:


            (a)   [ ]  Broker or Dealer registered under Section 15 of the Act
                       (15 U.S.C. 78o)

            (b)   [X]  Bank as defined in Section 3(a)(6) of the Act
                       (15 U.S.C. 78c)

            (c)   [ ]  Insurance Company as defined in Section 3(a)(19)
                       of the Act (15 U.S.C. 78c)

            (d)   [ ]  Investment Company registered under Section 8 of
                       the Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   [ ]  An investment adviser in accordance with
                       (S)240.13d-1(b)(1)(ii)(E)

            (f)   [ ]  An employee benefit plan or endowment fund in
                       accordance with (S)240.13d-1(b)(1)(ii)(F)

            (g)   [X]  A parent holding company or control person in
                       accordance with (S)240.13d-1(b)(1)(ii)(G)

            (h)   [ ]  A savings association as defined in Section 3(b) of the
                       Federal Deposit Insurance Act (12 U.S.C. 1813)

            (i)   [ ]  A church plan that is excluded from the definition
                       of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)

 Item 4    Ownership
 ------

           (a) Amount Beneficially Owned:

               AmSouth Bancorporation:          6,487,481
               AmSouth Bank:                    6,487,481

                                                              Page 6 of 10 pages

          (b) Percent of Class:

              AmSouth Bancorporation:          6.4%
              AmSouth Bank:                    6.4%

          (c) Number of shares as to which the person has:

                (i)   sole power to vote or to direct the vote:

                                  -0-

                (ii)  shared power to vote or direct the vote:

                        AmSouth Bancorporation:     5,761,902
                        AmSouth Bank:               5,761,902


                (iii) sole power to dispose or to direct the disposition of:

                                  -0-

                (iv)  shared power to dispose or to direct the disposition of:

                        AmSouth Bancorporation:     5,904,521
                        AmSouth Bank:               5,904,521

          Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

 Item 5   Ownership of Five Percent or Less of a Class
 ------

          Not applicable

 Item 6  Ownership of More than Five Percent on Behalf of Another Person
 ------
         All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiary, AmSouth Bank, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

Item 7   Identification and Classification of the Subsidiary Which Acquired the
-------
          Security Being Reported on by the Parent Holding Company or Control Person

                                                              Page 7 of 10 pages

          See Exhibit 1.

 Item 8   Identification and Classification of Members of the Group
 ------

          Not applicable.


 Item 9    Notice of Dissolution of Group
 -------

          Not applicable.

 Item 10  Certification
 -------


     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business, and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



  Signatures:
  -----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

  February  14, 2002
  ------------------
  Date

  AMSOUTH BANCORPORATION



  By:  /s/ Carl L. Gorday
       ------------------
       Signature

  Carl L. Gorday, Assistant Secretary
  -----------------------------------
  Name/Title

                                                              Page 8 of 10 pages


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



  February 14, 2002
  -----------------
  Date



  AMSOUTH BANK



  By: /s/ Carl L. Gorday
      ------------------
      Signature


  Carl L. Gorday, Assistant Secretary
  -----------------------------------
  Name/Title

                                                              Page 9 of 10 pages





                                   EXHIBIT 1
                                      TO
                               AMENDMENT NO. 23
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK

             Report for the Calendar Year Ended December 31, 2001


     The securities covered by this Statement are held in a fiduciary capacity by the following subsidiary of AmSouth Bancorporation, which is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and classified in Item 3(b) of Schedule 13G:


                                 AmSouth Bank

                                                             Page 10 of 10 pages




                                   EXHIBIT 2
                                      TO
                               AMENDMENT NO. 23
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK


             Report for the Calendar Year Ended December 31, 2001


     The undersigned, AmSouth Bancorporation and AmSouth Bank, hereby agree that the foregoing Statement on Schedule 13G is filed on behalf of each of them.


                             AMSOUTH BANCORPORATION


                             By: /s/ Carl L. Gorday
                                 -------------------
                                 Carl L. Gorday, Assistant Secretary



                             AMSOUTH BANK


                             By: /s/ Carl L. Gorday
                                 ------------------
                                 Carl L. Gorday, Assistant Secretary